EXHIBIT 10.8

AMENDMENT

TO

DEFERRED STOCK UNIT AGREEMENT

A. The Deferred Stock Unit Agreement (the “Agreement”) dated as of February 28, 2006 by and between Boston Scientific Corporation (the “Company”) and James R. Tobin (the “Participant”) governing the award of 2,000,000 Deferred Stock Units is hereby amended as follows solely to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended:

1. Section 3 of the Agreement is hereby amended by deleting the second and third sentences thereof and substituting therefor the following:

“The issuance of shares of Stock with respect to vested Units may be deferred to a later date as elected by Participant irrevocably in writing no later than December 31, 2008.  Any shares of Stock to be issued to Participant on account of termination of employment for reasons other than death or Disability shall be issued in the seventh month after Participant’s Separation from Service as determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).”

B. Except as amended herein, the Agreement is confirmed in all other respects.

C. The effective date of this Amendment is as of January 1, 2009.

Executed this __________ day of December, 2008 by the parties hereto and, in the case of the Company, by its duly authorized officer.

BOSTON SCIENTIFIC CORPORATION

By:
Title

James R. Tobin, Participant